Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF INC RESEARCH HOLDINGS, INC.

ARTICLE I

1.1 Name. The name of the Corporation is:

INC Research Holdings, Inc.

ARTICLE II

2.1 Address. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE IV

4.1 Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is six hundred thirty million (630,000,000) shares, of which (i) three hundred million (300,000,000) shares shall be designated shares of class A common stock, par value $0.01 per share (“Class A Common Stock”) and (ii) three hundred million (300,000,000) shares shall be designated shares of class B common stock, par value $0.01 per share (the “Class B Common Stock”), and (iii) thirty million (30,000,000) shares shall be designated shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

4.2 Common Stock. The following is a statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the shares of each class of Common Stock. Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) Conversion.

(i) Shares of Class A Common Stock shall be convertible at any time into an equal number of shares of Class B Common Stock at the option of a holder of Class A Common Stock any time that, and only if, such holder is also already a record owner of one or more shares of Class B Common Stock. Shares of Class B Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder thereof.

(ii) Each such conversion of shares shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation or the Corporation’s stock transfer agent at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to so convert. Any such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease and the person or persons in whose name or names the certificate or certificates for new shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such new shares of Common Stock represented thereby.

(iii) Promptly after such surrender and the receipt by the Corporation of the written notice from such holder, the Corporation shall issue and deliver (or cause to be issued and delivered) in accordance with the surrendering holder’s instructions, the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted. The issuance of certificates for the Common Stock upon conversion shall be made without charge to the holder or holders of such shares; provided, that the holder shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect thereof or other cost incurred by the Corporation or the holder in connection with such conversion.

(b) Voting Rights. The holders of Class A Common Stock shall have the general right to vote for all purposes, including for the election or removal of directors of the Corporation, as provided by law. The holders of Class B Common Stock shall have the general right to vote for all purposes provided, however, that notwithstanding the foregoing or any other provision in this Certificate the shares of Class B Common Stock shall not carry any right to vote for the election or removal of directors of the Corporation and, accordingly, the holders of Class B Common Stock shall not, by virtue of their status as such, have the right to vote for the election or removal of directors of the Corporation. Each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote for each share thereof held; provided that the Board of Directors may issue or grant shares of Class A Common Stock and Class B Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse. The affirmative vote of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to make any amendments to the Certificate of Incorporation that change the voting rights of the Class B Common Stock or that adversely affect the rights and preferences of the Class B Common Stock in a manner disproportionate to the Class A Common Stock. Except as required by the DGCL or as set forth in this Certificate, (i) holders of shares of Class B Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class A Common stock, whether pursuant to law or otherwise; (ii) holders of shares of Class A Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class B Common stock, whether pursuant to law or otherwise; and (iii) the Class A Common Stock and the Class B Common Stock shall vote together as a single class, and not separately as multiple classes, at any annual meeting or special meeting of the stockholders of the Corporation or in connection with any action taken by written consent. Except as otherwise required by the DGCL or applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Dividends; Distributions and Redemptions. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, or except as otherwise provided in this Certificate, with respect to each class of shares of Common Stock, the holders of shares of such class of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions, provided, that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, such dividends shall be declared payable at the same rate on each such class of Common Stock, with dividends payable in shares of Class A Common Stock payable to holders of Class A Common Stock, and dividends payable in shares of Class B Common Stock payable to holders of Class B Common Stock. Subject to the proviso in the immediately preceding sentence, but notwithstanding any other provision of this Certificate, no dividends may be declared on any shares of Class A Common Stock or Class B Common Stock and Class A Common Stock, respectively (including without limitation, with respect to the amount, form and time of payment of such dividend).

(d) Liquidation, etc. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, and subject to the other sentences in this clause (d), in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(e) Notwithstanding anything to the contrary herein, the Corporation may not effect any stock split, combination or similar event with respect to any share of Class A Common Stock or Class B Common Stock unless the Corporation effects the same stock split, combination or similar event with respect to the shares of Class B Common Stock and Class A Common Stock, respectively.

(f) No holder of shares of Common Stock shall have cumulative voting rights.

(g) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Certificate.

4.3 Preferred Stock. The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a) the number of shares constituting any series or class and the distinctive designation of that series or class;

(b) the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c) whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d) whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e) whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

4.4 Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

5.1 Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock).

5.2 Number of Directors. Upon the effectiveness of this Certificate (the “Effective Time”), the total number of directors constituting the entire Board of Directors shall be ten (10). Thereafter, the total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution of at least a majority of the Board then in office, subject to the terms of each of the Stockholders’ Agreements.

5.3 Classification. Subject to the terms of any one or more series or classes of Preferred Stock, and effective upon the Effective Time, the directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

5.4 Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, any service agreement a director might have with the Corporation and each of the Stockholders’ Agreements, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Section 5.4, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

5.5 Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. A director may resign at any time upon written notice to the Corporation.

5.6 Vacancies. Subject to the terms of any one or more series or classes of Preferred Stock and the terms of each of the Stockholders’ Agreements, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

5.7 Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

5.8 Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

6.1 Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

6.2 Advance Notice. Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by a Stockholder pursuant to either of the Stockholders’ Agreements or by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

6.3 No Stockholder Action by Consent. Unless such taking of stockholder action by written consent in lieu of a meeting is approved in advance by unanimous vote of the entire Board of Directors, any action required by the DGCL to be taken at an annual or special meeting of stockholders of the Corporation, or any action which may be taken at an annual of special meeting of stockholders of the Corporation, must be taken at such annual or special meeting of stockholders of the Corporation and may not be taken by written consent in lieu of a meeting.

6.4 Postponement, Conduct and Adjournment of Meetings. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the Chairperson of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

6.5 Special Meetings of Stockholders. Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board or the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation’s Bylaws.

ARTICLE VII

7.1 Limited Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Section 7.1, or adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 7.1, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

7.2 Mandatory Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement to any Indemnitee (as defined below) to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 7.2 if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as defined below) other than a Proceeding by or in the right of the Corporation (with the approval of the Corporation’s Board of Directors). Pursuant to this Section 7.2(a), any Indemnitee shall be indemnified against all Expenses (as defined below), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 7.2, if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation. Pursuant to this Section 7.2(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

(c) Stockholder Directors. The Corporation hereby acknowledges that certain directors of the Board of Directors that are designated for nomination pursuant to either of the Stockholders’ Agreements (collectively, the “Stockholders’ Agreements”), dated as of May 10, 2017, by and among the Corporation and the stockholders signatories thereto (such stockholders, collectively, the “Stockholders” and, individually, a “Stockholder” and such directors, the “Stockholder Directors”), have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholders and certain affiliates that directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with a Stockholder (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Stockholder Directors are primary and any obligation of the Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Stockholder Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Stockholder Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Stockholder Directors), without regard to any rights the Stockholder Directors may have against the Stockholder Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Stockholder Directors with respect to any claim for which the Stockholder Directors have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Stockholder Directors against the Corporation. The Corporation and the Stockholder Directors agree that the Stockholder Indemnitors are express third party beneficiaries of the terms of this paragraph.

(d) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article VII, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 7.2 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

7.3 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

7.4 Advancement of Expenses. Notwithstanding any other provision of this Article VII, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 7.4 shall be unsecured and interest free.

7.5 Non-Exclusivity. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, this Certificate, the Bylaws of the Corporation, any agreement, vote of stockholders, resolution of directors or otherwise.

7.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

7.7 Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VII, the Corporation shall not be obligated by this Article VII to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(a) subject to Section 7.2(c) for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c) for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

(d) in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or prior to its initiation the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VII or Article VI of the Bylaws or any other indemnification advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

7.8 Definitions. For purposes of this Article VII:

(a) “Corporate Status” describes the status of an individual who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

(b) “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c) “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VII, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(d) “Indemnitee” means any current or former director or officer of the Corporation; and

(e) “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VII. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VII.

7.9 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 7.8 of this Article VII, and notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 7.2 of this Article VII. The basis of such indemnification by a court shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.2(a) or Section 7.2(b) of this Article VII, as the case may be. The absence of any determination thereunder shall not be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 7.9 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such application.

7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 Amendment of Article VII. No alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article VII or Article VI of the Bylaws, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, as authorized by the Board pursuant to Section 7.4, of an employee or agent) of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VIII

8.1 Delaware. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

9.1 Amendments to Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office. Notwithstanding anything to the contrary contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock), the affirmative vote of the holders of at least 50% of the voting power of the Corporation’s then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE X

10.1 Corporate Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL, the Company, on behalf of itself and its subsidiaries, (a) acknowledges and affirms that each Stockholder and its Affiliates, employees, directors, partners and members, including any Stockholder Director (the “Investor Group”), (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its subsidiaries that may, are or will be competitive with the Company’s or any of its subsidiaries’ businesses or that could be suitable for the Company’s or any of its subsidiaries’ interests, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments and (iv) may or will, as a result of the nature of the Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments) or any other opportunities, in each case, that may arise in connection with the circumstances described in the foregoing clauses (i) – (iv) (collectively, the “Renounced Business Opportunities”), (c) acknowledges and affirms that no member of the Investor Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its subsidiaries, and any member of the Investor Group may pursue a Renounced Business Opportunity, and (d) acknowledges and affirms that any of the activities set forth in this Section 10.1 shall not be considered a violation of any policies and codes of the Company. Notwithstanding the foregoing, the Company does not renounce its interest in, and a Stockholder Director shall have an obligation to communicate to the Board, any business opportunity of which such Stockholder Director first became aware in his or her capacity as a Director. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. Capitalized terms used in this Section 10.1 and not otherwise defined shall have the meanings assigned to them in each of the Stockholders’ Agreements.

ARTICLE XI

11.1 Forum. Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate (including as it may be amended from time to time), or the Bylaws, (D) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or the Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

12.1 Amendment. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by law, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock), and in addition to any other vote that may be required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the Corporation’s then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required to alter, amend, add to or repeal, or to adopt any provision inconsistent with, Sections 5.3, 5.4 and 5.6 of Article V, Article XI hereof or this proviso of this Article XII.

ARTICLE XIII

13.1 Severability. If any provision (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf this 1st day of August 2017.

INC RESEARCH HOLDINGS, INC.

By	/s/ Christopher L. Gaenzle
	Name:	Christopher L. Gaenzle
	Title:	Chief Administrative Officer and General Counsel

[Amended and Restated Certificate of Incorporation of INC Research Holdings, Inc.]